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                                   Exhibit 11
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                           THE STRIDE RITE CORPORATION
                       CALCULATION OF NET INCOME PER SHARE
                For The Five Fiscal Years Ended November 29, 1996

                       Nov. 27,    Dec. 3,     Dec. 2,      Dec. 1,    Nov. 29,
                         1992       1993        1994         1995        1996
                      ---------   --------    --------    ---------    --------
Calculation of shares:
Weighted average number
  of common shares
  outstanding         51,259,960  50,619,238  49,811,244  49,481,929  9,593,888

Common shares  attributable  to assumed  exercise of dilutive  stock options and stock purchase rights using the treasury
  stock method           295,717     192,251      92,964     298,476    313,134
                      ----------  ----------   ---------  ---------- ----------

Average common shares and
  common equivalent
  shares outstanding  51,555,677  50,811,489  49,904,208  49,780,405 49,907,022
                      ==========  =========== ========== =========== ==========

Net income (loss)
  available for common
  stock              $61,506,000a$58,291,000b$19,798,000 ($8,430,000)c$2,499,000
                     ===========  ==========  ========== ============ ==========

Primary and fully diluted
  net income (loss)
  per share                $1.19a      $1.15b      $0.40      ($0.17)c    $0.05
                     ===========  ==========   =========   ==========   ========

a. Net income and net income per common share in 1992 included nonrecurring charges of $18,319,000 ($11,087,000, net of income taxes, or $.22 per share). b. Net income and net income per common share in 1993 included nonrecurring charges of $7,200,000 ($4,274,000, net of income taxes, or $.08 per share). Net income and net income per common share in 1993 were also reduced by the cumulative effect of change in accounting principle related to income taxes, which amounted to $2,034,000 or $.04 per share, respectively. c. Net income (loss) and net income (loss) per common share in 1995 included nonrecurring charges of $16,573,000 ($9,972,000, net of income taxes, or $.20 per share).



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